QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

Contact:	Randall J. Larson, CEO Gregory J. Pound, COO Frederick W. Boutin, CFO 303-626-8200

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES FINANCIAL RESULTS

November 6, 2008	Immediate Release

        Denver, Colorado—TransMontaigne Partners L.P. (NYSE:TLP) today announced its financial results for the three months ended September 30, 2008.

FINANCIAL RESULTS

        An overview of the financial performance for the three months ended September 30, 2008, as compared to the three months ended September 30, 2007, includes:

  •
  Quarterly operating income increased to $8.8 million from $8.2 million due principally to:

  •
  Quarterly revenue increased to $35.2 million from $31.9 million due to increases in revenue at the Gulf Coast, Midwest, Brownsville, River and Southeast terminals of approximately $1.3 million, $0.1 million, $1.0 million, $0.5 million and $0.3 million, respectively.

  •
  Quarterly direct operating costs and expenses increased to $16.3 million from $14.4 million due to increases in direct operating costs at the Gulf Coast, Brownsville and River terminals of $1.2 million, $1.0 million and $0.9 million, respectively, offset by decreases at the Midwest and Southeast terminals of $0.7 million and $0.6 million, respectively.

  •
  Increased direct general and administrative expenses and depreciation expense of $0.4 million and $0.3 million, respectively.

  •
  Quarterly net earnings decreased to $7.0 million from $7.9 million due to increases in interest and other expenses.

  •
  Net earnings per limited partners' unit—basic increased to $0.53 per unit from $0.41 per unit.

  •
  The distribution declared per limited partners' unit increased to $0.59 per unit from $0.50 per unit.

        Adjusted operating surplus generated during the three months ended September 30, 2008 was $11.1 million and distributions allocable to the period were $8.0 million.

        On July 23, 2008, Hurricane Dolly damaged our Brownsville, Texas facilities. During the three months ended September 30, 2008, we incurred approximately $0.2 million in costs to remove debris and make repairs to damaged property. As of September 30, 2008, we expect to incur approximately $0.8 million in additional costs to repair the damaged property.

        On November 12, 2008, after payment on November 10, 2008 of the distribution of $0.59 per unit declared on October 17, 2008, approximately 0.8 million subordinated units will convert into an equal number of common units.

1670 Broadway • Suite 3100 • Denver, CO 80202 • 303-626-8200 (phone) • 303-626-8228 (fax)
Mailing Address: • P. O. Box 5660 • Denver, CO 80217-5660
www.transmontaignepartners.com

        The contraction in the global financial and credit markets has adversely affected the liquidity and the credit available to many enterprises, including those involved in the supply and marketing of refined petroleum products. Moreover, the recent market conditions and extraordinary volatility of prices for refined petroleum products and other commodities has had an adverse effect on the United States economy and demand for refined petroleum products. These ongoing market conditions appear to have affected our customers. For the month ended October 31, 2008, we have experienced a reduction of approximately 10% in product throughput at our facilities as compared to the average monthly volume of product throughput at our facilities for the nine months ended September 30, 2008. At this time, we do not know whether this decline in product throughput at our facilities will continue in the future as it is driven in part by unpredictable market conditions and their effects.

        Our terminaling services agreements are structured as either throughput agreements or storage agreements. Certain throughput agreements contain provisions that require our customers to throughput a minimum volume of product at our facilities over a stipulated period of time, which results in a minimum amount of revenue to be recognized by us. Our storage agreements require our customers to make minimum payments based on the volume of storage capacity available to the customer under the agreement, which results in a minimum amount of revenue to be recognized by us. We refer to the minimum amount of revenue recognized pursuant to our terminaling services agreements as being "firm commitments." Revenue recognized in excess of firm commitments and revenue recognized based solely on the volume of product distributed or injected are referred to as "variable." Our revenue was as follows (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Firm Commitments:
Terminaling services fees, net:
External customers	$8,256	$9,134	$24,698	$27,446
Affiliates	17,715	11,386	52,442	23,090

Total	25,971	20,520	77,140	50,536

Variable:
Terminaling services fees, net:
External customers	2,347	2,227	5,836	7,584
Affiliates	7	4,490	(227)	24,177

Total	2,354	6,717	5,609	31,761

Pipeline transportation fees	826	481	2,833	1,612
Management fees and reimbursed costs	478	415	1,430	1,268
Other	5,575	3,788	17,108	11,648

Total revenue	$35,204	$31,921	$104,120	$96,825

        TransMontaigne Partners also released the following statements regarding its current liquidity and capital resources.

  •
  Our primary liquidity needs are to fund our working capital requirements, distributions to unitholders and capital expenditures. Due to current conditions in the public debt and equity markets, our principal sources of funds to meet our liquidity needs currently are limited to cash generated by operations and borrowings under our senior secured credit facility. We believe that we will be able to generate sufficient cash from operations in the future to meet our liquidity needs to fund our working capital requirements and to fund our distributions to unitholders. We expect to fund our capital expenditures with additional borrowings under our senior secured credit facility.

  •
  At September 30, 2008, our senior secured credit facility provides for a maximum borrowing line of credit equal to $200 million. The senior secured credit facility expires on December 22, 2011. At September 30, 2008, our outstanding borrowings were approximately $148.5 million, resulting in available capacity of approximately $51.5 million.

  •
  Management and the Board of Directors of our general partner previously approved capital projects that currently are under construction with estimated completion dates that extend through December 31, 2009. At September 30, 2008, the remaining capital expenditures to complete the approved capital projects are estimated to range from $65 million to $75 million. We expect to fund our capital expenditures with additional borrowings under our senior secured credit facility. The capital expenditures to complete the approved capital projects are expected to be incurred through December 31, 2009.

  •
  Pursuant to existing terminaling services agreements with Morgan Stanley Capital Group Inc. ("MSCG"), we expect to receive total payments from MSCG in the range of $25 million to $30 million, which are due and payable upon completion of certain of the capital projects referred to above.

  •
  Upon our payment of the remaining capital expenditures to complete the approved capital projects and our receipt of payments from MSCG upon completion of certain of the capital projects, we currently expect to have approximately $10 million in available capacity under our senior secured credit facility.

  •
  At our request, subject to the approval of the administrative agent and the receipt of additional commitments from one or more lenders, the maximum borrowings under the senior secured credit facility can be increased by up to an additional $50 million. The terms of the senior secured credit facility also permit us to borrow up to approximately $25 million from other lenders, including our general partner and its affiliates.

        Attachment A contains additional selected financial information and results of operations and Attachment B contains a computation of our adjusted operating surplus.

CONFERENCE CALL

        TransMontaigne Partners L.P. previously announced that it has scheduled a conference call for Monday, November 10, 2008 at 10:00 a.m. (ET) regarding the above information. Analysts, investors and other interested parties are invited to listen to management's presentation of the Company's results and supplemental financial information by accessing the call as follows:

(877) 209-0397
Ask for:
TransMontaigne Partners

        A playback of the conference call will be available from 12:00 p.m. (ET) on Monday, November 10, 2008 until 11:59 p.m. (ET) on Monday, November 17, 2008 by calling:

USA: (800) 475-6701
International: (320) 365-3844
Access Code: 965828

ATTACHMENT A
SELECTED FINANCIAL INFORMATION AND RESULTS OF OPERATIONS

        The following selected financial information is extracted from the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, which was filed on November 6, 2008 with the Securities and Exchange Commission (in thousands, except per unit amounts):

	Three Months Ended
	September 30, 2008	September 30, 2007
Income Statement Data
Revenue	$35,204	$31,921
Direct operating costs and expenses	(16,331)	(14,414)
Direct general and administrative expenses	(705)	(288)
Operating income	8,783	8,157
Net earnings	6,964	7,915
Net earnings allocable to limited partners	6,596	5,098
Net earnings per limited partners' unit—basic	$0.53	$0.41

	September 30, 2008	December 31, 2007
Balance Sheet Data
Property, plant and equipment, net	$439,168	$417,827
Goodwill	24,739	24,737
Total assets	489,354	460,818
Long-term debt	148,500	132,000
Partners' equity	311,312	312,830

        Selected results of operations data for each of the quarters in the years ended December 31, 2008 and 2007 are summarized below (in thousands):

	Three months ended				Year ending
	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008	December 31, 2008
Revenues	$33,824	$35,092	$35,204	—	$104,120
Direct operating costs and expenses	(15,467)	(15,320)	(16,331)	—	(47,118)
Direct general and administrative expenses	(1,073)	(1,317)	(705)	—	(3,095)
Allocated general and administrative expenses	(2,507)	(2,508)	(2,508)	—	(7,523)
Allocated insurance expense	(713)	(704)	(708)	—	(2,125)
Reimbursement of bonus awards	(375)	(375)	(375)	—	(1,125)
Depreciation and amortization	(5,733)	(5,772)	(5,794)	—	(17,299)

Operating income	7,956	9,096	8,783	—	25,835
Other expense, net	(1,754)	(1,471)	(1,819)	—	(5,044)

Net earnings	$6,202	$7,625	$6,964	—	$20,791

	Three months ended				Year ended
	March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007	December 31, 2007
Revenues	$32,700	$32,204	$31,921	$34,826	$131,651
Direct operating costs and expenses	(13,945)	(15,262)	(14,414)	(17,065)	(60,686)
Direct general and administrative expenses	(894)	(461)	(288)	(1,348)	(2,991)
Allocated general and administrative expenses	(2,456)	(2,467)	(2,489)	(2,489)	(9,901)
Allocated insurance expense	(717)	(717)	(717)	(686)	(2,837)
Reimbursement of bonus awards	—	(375)	(375)	(375)	(1,125)
Depreciation and amortization	(4,965)	(5,430)	(5,481)	(5,556)	(21,432)

Operating income	9,723	7,492	8,157	7,307	32,679
Other expense, net	(3,911)	(3,279)	(242)	(105)	(7,537)

Net earnings	$5,812	$4,213	$7,915	$7,202	$25,142

        Our acquisition of the Southeast Terminals from TransMontaigne Inc. on December 31, 2007 has been accounted for as a transaction among entities under common control and, accordingly, all periods presented above include the activity of the Southeast Terminals.

ATTACHMENT B
ADJUSTED OPERATING SURPLUS

        During the subordination period, the common units will have the right to receive distributions in an amount equal to the minimum quarterly distribution of $0.40 per quarter, plus any arrearages in the payment of the minimum quarterly distribution on the common units, before any distributions will be made on the subordinated units. Conversions of subordinated units to common units will occur in the future only if, in addition to other requirements, we generate Adjusted Operating Surplus, as defined in the partnership agreement, equal to or greater than the minimum distribution requirement on all common units, subordinated units and the general partner interest. The following summarizes our Adjusted Operating Surplus generated during the periods indicated (in thousands):

	July 1, 2008 through September 30, 2008	January 1, 2008 through September 30, 2008
Net earnings	$6,964	$20,791
Depreciation and amortization	5,794	17,299
Amounts due under long-term terminaling services agreements, net	(140)	(1,197)
Capitalized interest cost	(228)	(592)
Amortization of deferred equity-based compensation	23	12
Distributions paid to holders of restricted phantom units	(6)	(17)
Cash reserved for repurchase of common units	(33)	(82)
Maintenance capital expenditures	(1,228)	(2,625)

"Adjusted Operating Surplus" generated during the period	$11,146	$33,589

Actual distribution for the period on all common units, subordinated units and the general partner interest	$7,959	$23,379

Minimum distribution for the period on all common units, subordinated units and the general partner interest	$5,079	$15,237

About TransMontaigne Partners L.P.

        TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations along the Gulf Coast, in the Midwest, in Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeastern United States. We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products. Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt. We do not purchase or market products that we handle or transport. News and additional information about TransMontaigne Partners L.P. is available on our website: www.transmontaignepartners.com.

Forward-Looking Statements

        This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Important factors that could cause actual results to differ materially from the company's expectations and may adversely affect its business and results of operations are disclosed in "Item 1A. Risk Factors" in the company's Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission on March 10, 2008 and the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed with the Securities and Exchange Commission on November 6, 2008.

-END-

QuickLinks

  Exhibit 99.1